Exhibit 99.1

ITEM 6.  SELECTED FINANCIAL DATA

Set forth below is our summary consolidated financial information and other financial data (in thousands, except common share data). This information should be read in conjunction with “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” filed as Exhibit 99.2 to this report and “Item 8. Financial Statements and Supplementary Data” filed as Exhibit 99.3 to this report.

We adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" (Statement 123R) on January 1, 2006. Statement 123R requires that the grant date fair value of equity awards to employees be recognized as compensation expense over the period during which an employee is required to provide service in exchange for such award. Because we elected to adopt Statement 123R using modified retrospective application, the historical financial information contained in this Item 6 and elsewhere in this report has been restated to reflect the impact of adoption. See Note 11, "Accounting for Stock-Based Compensation" in the Notes to Consolidated Financial Statements contained in Exhibit 99.3 to this report for information on the impact of adopting Statement 123R and its effect on prior periods.

	Year Ended December 31,
	2005(1)	2004(1)	2003(1)	2002(1)	2001(1)
	(dollars in thousands, except per share data)
Selected Statement of Income Data:
Interest income:
Loans, including fees	$139,613	$79,499	$62,793	$52,560	$50,975
Securities	36,319	33,571	24,633	19,156	14,377
Federal funds sold and interest-bearing deposits	500	40	68	126	244
Total interest income	176,432	113,110	87,494	71,842	65,596
Interest expense:
Interest-bearing demand deposits	864	548	553	636	923
Savings and money market deposit accounts	30,562	12,462	6,425	7,328	11,365
Brokered deposits and other time deposits	31,223	17,960	16,934	16,014	17,291
Funds borrowed	13,367	6,659	4,502	5,325	6,327
Long term debt—trust preferred securities	4,016	1,939	1,940	1,939	1,731
Total interest expense	80,032	39,568	30,354	31,242	37,637
Net interest income (12)	96,400	73,542	57,140	40,600	27,959
Provision for loan losses	6,538	4,399	4,373	3,862	3,179
Net interest income after provision for loan losses	89,862	69,143	52,767	36,738	24,780
Non-interest income:
Wealth management income	9,945	8,316	6,630	2,878	2,671
Mortgage banking income	3,886	2,856	3,474	2,248	319
Other income	4,276	3,029	2,323	1,955	1,038
Securities gains	499	968	1,759	11	2,095
Gains (Losses) on interest rate swap	404	(870)	(238)	(943)	—
Total non-interest income	19,010	14,299	13,948	6,149	6,123
Non-interest expense:
Salaries and employee benefits	36,311	28,545	22,859	14,670	10,182
Occupancy expense, net	7,517	5,671	5,564	4,891	4,158
Data processing	2,832	2,009	1,528	1,509	1,295
Marketing	3,549	2,521	2,527	1,648	1,208
Professional fees	5,756	5,054	4,672	3,689	2,939
Goodwill amortization	—	—	—	—	824
Insurance	1,095	919	700	455	354
Other operating expenses	5,626	3,473	4,297	2,436	2,763
Total non-interest expense	62,686	48,192	42,147	29,298	23,723
Minority interest expense	307	270	193	—	—
Income before income taxes	45,879	34,980	24,375	13,589	7,180
Income tax provision	14,965	9,647	6,628	3,038	1,686
Net income	$30,914	$25,333	$17,747	$10,551	$5,494
Per Share Data (2):
Basic earnings	$1.53	$1.29	$1.05	$0.72	$0.39
Diluted earnings	1.46	1.22	0.99	0.68	0.38
Dividends	0.18	0.12	0.08	0.05	0.04
Book value (at end of period)	11.64	9.85	8.74	5.87	4.40

Year Ended December 31,
2005(1)	2004(1)	2003(1)	2002(1)	2001(1)
(dollars in thousands, except per share data)

Selected Financial Condition Data (at end of period):
Total securities (3)	$695,151	$763,985	$669,262	$487,020	$332,933
Total loans	2,608,067	1,653,363	1,224,657	965,641	780,771
Total assets	3,497,308	2,538,665	1,986,915	1,544,723	1,177,843
Total deposits	2,823,383	1,872,635	1,547,359	1,205,271	850,495
Funds borrowed	296,980	414,519	219,563	209,954	231,488
Long-term debt -trust preferred securities	98,000	20,000	20,000	20,000	20,000
Total stockholders’ equity	238,629	196,921	168,947	90,402	63,380
Wealth management assets under management	2,436,766	1,727,479	1,494,881	1,239,779	722,713

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin(4)(12)	3.57%	3.67%	3.66%	3.47%	3.27%
Net interest spread(5)	3.21	3.40	3.46	3.27	2.87
Non-interest income to average assets	0.65	0.64	0.80	0.47	0.64
Non-interest expense to average assets(10)	2.11	2.17	2.43	2.22	2.48
Net overhead ratio(6)(10)	1.47	1.53	1.63	1.75	1.84
Efficiency ratio(7)(10)(12)	52.37	52.26	56.78	59.02	66.16
Return on average assets(8)(10)	1.04	1.14	1.02	0.80	0.57
Return on average equity(9)(10)	14.33	13.86	14.17	14.30	9.24
Fee income to total revenue (12)	15.99	16.18	17.86	14.85	12.59
Dividend payout ratio	12.06	9.57	7.94	6.54	9.47
Asset Quality Ratios:
Non-performing loans to total loans	0.04%	0.15%	0.09%	0.14%	0.41%
Non-accrual loans to total loans	0.03	0.07	0.00	0.08	0.09
Allowance for loan losses to:
Total loans	1.13	1.15	1.23	1.20	1.06
Non-performing loans	2201	751	1,343	828	262
Net charge-offs to average total loans	-0.01	0.04	0.08	0.07	0.15
Non-performing assets to total assets	0.04	0.10	0.06	0.09	0.27
Balance Sheet Ratios:
Loans to deposits	92.4%	88.3%	79.1%	80.1%	91.8%
Average interest-earning assets to average interest-bearing liabilities	112.6	114.1	110.5	107.9	109.8
Capital Ratios:
Average equity to average assets	7.25%	8.23%	7.22%	5.58%	6.22%
Total risk-based capital ratio	10.65	11.46	12.86	8.27	9.83
Tier 1 risk-based capital ratio	8.61	10.40	11.73	6.89	8.30
Leverage ratio	7.18	7.83	8.36	5.40	6.73
Ratio of Earnings to Fixed Charges(11):
Including deposit interest	1.57x	1.88x	1.81x	1.43x	1.19x
Excluding deposit interest	3.64	5.07	4.81	2.87	1.89

(1) Audited by Ernst & Young LLP. 2001 results were audited by Arthur Andersen LLP.
(2) Per share data has been adjusted to reflect the 2-for-1 dividend of our common stock effective May 31, 2004.
(3) For all periods, the entire securities portfolio was classified “Available for Sale.”
(4) Net interest income, on a tax equivalent basis, divided by average interest-earning assets.
(5) Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(6) Non-interest expense less non-interest income divided by average total assets.
(7) Non-interest expense divided by the sum of net interest income, on a tax equivalent basis, plus non-interest income.
(8) Net income divided by average total assets.
(9) Net income divided by average common equity.

(Footnotes continued on next page)

(10) In computing the ratio of earnings to fixed charges: (a) earnings have been based on income before income taxes and fixed charges, and (b) fixed charges consist of interest and amortization of debt discount and expense including amounts capitalized and the estimated interest portion of rents.
(11) We adjust GAAP reported net interest income by the tax equivalent adjustment amount (assuming a 35% tax rate) to account for the tax attributes on federally tax exempt municipal securities. For GAAP purposes, tax benefits associated with federally tax exempt municipal securities are recorded as a benefit in income tax expense. The following table reconciles reported net interest income to net interest income on a tax equivalent basis for the periods presented:

	Reconciliation of net interest income to net interest income on a tax equivalent basis
	For the Year Ended December 31,
	2005	2004	2003	2002	2001
	(in thousands)
Net interest income	$96,400	$73,542	$57,140	$40,600	$27,959
Tax equivalent adjustment to net interest income	4,507	4,381	3,134	2,894	1,777
Net interest income, tax equivalent basis	$100,907	$77,923	$60,274	$43,494	$29,736

(12)	Wealth management, mortgage banking and other income as a percentage of the sum of net interest income and wealth management, mortgage banking and other income.
Note: All previously reported data has been restated to reflect the adoption of SFAS No. 123(R), “Share Based Payment”